Exhibit 5.1

April 12, 2019

Taronis Technologies, Inc.

11885 44th Street North

Clearwater, Florida 33762

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to Taronis Technologies, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 2,640,000 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of warrants to purchase Common Stock, $0.001 par value per share (the “Common Stock”) as described in the Registration Statement.

I have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, I am of the opinion that, assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Common Stock Warrant exercise, the Common Warrant Shares, when and if issued upon exercise of the Common Stock Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving my consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson, Esq.

General Counsel
Taronis Technologies, Inc.